Exhibit 24.27

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that I, Rachel Garbow Monroe, do hereby appoint Tamla A. Olivier and David E. Ralph, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2025 of Baltimore Gas & Electric Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ RACHEL GARBOW MONROE
Rachel Garbow Monroe

DATE: February 9, 2026